Exhibit 10.25

Mr. Ken Xie

July 20, 2012

July 20, 2012

Mr. Ken Xie

[Address]

Re: Offer to Join the Board of Directors of Telenav, Inc.

Dear Ken:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of Telenav, Inc. (“Telenav”). Your appointment to the Board is subject to the approval of Telenav’s Board of Directors and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held in July, 2012, or as soon thereafter as Board of Director approval is obtained:

•

Generally: You shall have all responsibilities of a Director of the Company imposed by Delaware or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of Telenav. These responsibilities shall include, but shall not be limited to, the following:

•	Attendance: Use best efforts to attend scheduled meetings of the Board;

•	Act as a Fiduciary: Represent the stockholders and the interests of Telenav as a fiduciary;

•

Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, Telenav will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant to you a Restricted Stock Unit (“RSU”) in the amount of 20,000 shares of Common Stock of Telenav which will vest annually over four years; provided, however, that upon the closing of a change of control, the remaining unvested portion of the RSU shall become fully vested and exercisable. The RSU grant will be made subject to the terms and conditions of the Company’s stock option plan. In addition, annually thereafter on the date of the Company’s Stockholder Meeting, the Company will grant an additional RSU in the amount of 5,000 shares of Common Stock of Telenav which will be subject to the same terms as noted above. There will be cash compensation of $25,000 per year, paid quarterly in arrears. The RSUs set forth above shall be in lieu of any and all awards set forth in Section 11 of the Company’s 2009 Equity Incentive Plan.”

Mr. Ken Xie

July 20, 2012

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by July     , 2012. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Ken, I look forward to having you on board with Telenav and trust your relationship with Telenav will be challenging and exciting.

Yours very truly,

/s/ HP Jin

HP Jin

President and Chief Executive Officer

Telenav, Inc.

I, Ken Xie, accept the offer as stated above.

Signature:	/s/ Ken Xie
Date: July 30, 2012